EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FIRST QUARTER OPERATING RESULTS

DURANGO, Colorado (July 12, 2019) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three months ended May 31, 2019. The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

FIRST QUARTER HIGHLIGHTS

●	Total revenue increased 0.7 percent to $8.43 million during the three months ended May 31, 2019 compared to $8.37 million during the three months ended May 31, 2018.

●

Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 5.7 percent during the three months ended May 31, 2019 compared to the three months ended May 31, 2018.

●

Net income increased 23.3 percent to $712,000, or $0.12 per basic share and $0.11 per diluted share, in the three months ended May 31, 2019 compared to net income of $577,000, or $0.10 per basic share and diluted share, in the three months ended May 31, 2018.

●	Operating income increased 20.8 percent to $946,000 in the three months ended May 31, 2019, compared to operating income of $783,000 during the three months ended May 31, 2018.

●

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased 26.1 percent to $1.8 million in the three months ended May 31, 2019 compared to $1.4 million in the three months ended May 31, 2018.

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Factory sales increased 0.8 percent during the three months ended May 31, 2019 compared to the three months ended May 31, 2018, primarily due to a 2.0 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a 2.1 percent decrease in shipments of product to customers outside our network of franchised retail stores.

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Royalty and marketing fees increased 9.9 percent in the three months ended May 31, 2019, primarily due to higher royalty revenue associated with the Company’s purchase based royalty structure partially offset by a 5.0 percent decrease in the number of domestic franchised locations in operation during the three months ended May 31, 2019, compared to the three months ended May 31, 2018.

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Franchise fees increased 14.1 percent in the three months ended May 31, 2019, the result of an increase in revenue resulting from store closures and the termination of any future contract liability associated with the closure.

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The Company’s franchisees and licensees opened one Rocky Mountain Chocolate Factory franchised location, four Cold Stone Creamery co-branded locations and one U-Swirl franchised café during the three months ended May 31, 2019.

●	On June 14, 2019, the Company paid its 64th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

FIRST QUARTER OPERATING RESULTS

Total revenue increased 0.7 percent to $8.43 million during the three months ended May 31, 2019 compared to $8.37 million during the three months ended May 31, 2018.

Total factory sales increased 0.8 percent to $5.61 million in the three months ended May 31, 2019 compared to $5.56 million in the three months ended May 31, 2018. The increase was primarily due to a 2.0 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a 2.1 percent decrease in shipments of product to customers outside our network of franchised retail stores. Factory gross margins decreased 40 basis points to 22.8 percent of factory sales in the three months ended May 31, 2019 compared to 23.2 percent in the three months ended May 31, 2018.

Retail sales decreased to $855,000 in the three months ended May 31, 2019 compared to $1.0 million in the three months ended May 31, 2018. This change was primarily the result of the closure of certain underperforming Company-owned locations during the prior fiscal year. Same-store sales at all Company-owned stores and cafés increased 2.4 percent during the three months ended May 31, 2019 compared to the three months ended May 31, 2018.

Royalty and marketing fees increased 9.9 percent to $1.9 million in the three months ended May 31, 2019 compared to $1.7 million in the three months ended May 31, 2018, primarily due to higher royalty revenue associated with the Company’s purchase based royalty structure partially offset by a 5.0 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened one Rocky Mountain Chocolate Factory franchised location, four Cold Stone Creamery co-branded locations and one U-Swirl franchised café during the three months ended May 31, 2019. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees increased 14.1 percent to $106,000 in the three months ended May 31, 2019 compared to $93,000 in the three months ended May 31, 2018, as a result of an increase in revenue resulting from store closures and the termination of any future contract liability associated with the closure.

Income from operations increased 20.8 percent in the three months ended May 31, 2019 to $946,000 compared to $783,000 in the three months ended May 31, 2018.

The Company’s effective income tax rate in the three months ended May 31, 2019 and 2018 was 24.6 percent.

Net income increased 23.3 percent to $712,000, or $0.12 per basic share and $0.11 per diluted share, in the three months ended May 31, 2019, compared to net income of $577,000, or $0.10 per basic and diluted share, in the three months ended May 31, 2018.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 26.1 percent for the three months ended May 31, 2019 to $1.8 million compared to $1.4 million for the three months ended May 31, 2018.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with store closures, and costs associated with the evaluation of strategic alternatives to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that Adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that Adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses Adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

Cash Dividends

On June 14, 2019, the Company paid its 64th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 12, 2019, the Company, through its subsidiaries and its franchisees and licensees operated 441 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 39states, Canada, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements involve risks and uncertainties. The nature of the Company’s operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of the Company’s frozen yogurt business, receptiveness of the Company’s products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees either are or may be subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company’s actual results to differ from the forward-looking statements contained herein, please see the “Risk Factors” contained in Item 1A. of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	May 31, 2019	May 31, 2019
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	181
Company-Owned Stores	0	2
Cold Stone Creamery	4	93
International License Stores	0	63
U-Swirl
Franchise Stores	1	94
Company-Owned Stores	0	4
International License Stores	0	2
Total	6	439

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	May 31, 2019	February 28, 2019
Current Assets	$14,374	$14,266
Total Assets	$29,548	$26,222
Current Liabilities	$5,482	$4,736
Stockholder's Equity	$20,617	$20,390

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended May 31,		Three Months Ended May 31,
	2019	2018	2019	2018
Revenues
Factory sales	$5,606	$5,559	66.5%	66.4%
Royalty and marketing fees	1,859	1,691	22.1%	20.2%
Franchise fees	106	93	1.3%	1.1%
Retail sales	855	1,023	10.1%	12.2%
Total Revenues	8,426	8,366	100.0%	100.0%
		-
Costs and expenses
Cost of sales	4,615	4,665	54.8%	55.8%
Franchise costs	483	493	5.7%	5.9%
Sales and marketing	557	588	6.6%	7.0%
General and administrative	1,144	915	13.6%	10.9%
Retail operating	449	563	5.3%	6.7%
Depreciation and amortization, exclusive of depreciation and amortization expense of $146 and $137 included in cost of sales, respectively	232	301	2.8%	3.6%
Costs associated with Company-owned store closures	-	58	0.0%	0.7%
Total Costs and Expenses	7,480	7,583	88.8%	90.6%
		-
Income from operations	946	783	11.2%	9.4%
		-
Other income (expense)
Interest expense	(12)	(23)	-0.1%	-0.3%
Interest income	10	5	0.1%	0.1%
Other, net	(2)	(18)	0.0%	-0.2%
		-
Income before income taxes	944	765	11.2%	9.1%
		-
Provision for income taxes	232	188	2.8%	2.2%
		-
Consolidated net income	712	577	8.5%	6.9%
		-
Basic Earnings Per Common Share	$0.12	$0.10

Diluted Earnings Per Common Share	$0.11	$0.10
		-
Weighted Average Common Shares Outstanding	5,962,278	5,905,414
		-
Dilutive Effect of Employee Stock Awards	272,286	77,594
		-
Weighted Average Common Shares Outstanding, Assuming Dilution	6,234,564	5,983,008

 GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended May 31,
	2019	2018	Change
GAAP: Income from Operations	$946	$783	20.8%
Depreciation and Amortization	378	438
Stock-Based Compensation Expense	231	156
Costs associated with Company-owned store closures and evaluation of strategic alternatives	255	58
Non-GAAP, adjusted EBITDA	$1,810	$1,435	26.1%